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                                                                     EXHIBIT 5.1
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                               February 25, 1998


NewsEDGE Corporation
80 Blanchard Road
Burlington, Massachusetts, 01083

          Re:  NewsEDGE Corporation
               Registration Statement on Form S-8
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Ladies and Gentlemen:

     We are acting as counsel for NewsEDGE Corporation., a Delaware corporation (the "Company"), in connection with the registration on a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, for the offer and sale of up to 1,910,014 shares of Common Stock, par value $.01 per share, of the Company (the "Shares") to be issued upon exercise of options assumed by the Company under Individual, Inc.'s Amended and Restated 1989 Stock Option Plan, 1995 Incentive Stock Option Plan, 1996 Non-Employee Director Stock Option Plan, 1996 Stock Option Plan and 1996 Amended and Restated Stock Plan (as described in the Registration Statement) (collectively the "Plans").

     We have examined such documents, certificates, records and matters of law that we have deemed necessary or appropriate for the purpose of this opinion.

     Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and sold in accordance with the Plans, will be validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                                           Very truly yours,

                                           /s/ Testa, Hurwitz & Thibeault, LLP
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                                           TESTA, HURWITZ & THIBEAULT, LLP